EXHIBIT 3.2

CERTIFICATE OF RETIREMENT
OF
$6.50 CUMULATIVE REDEEMABLE PREFERRED STOCK
OF
THE ESTÉE LAUDER COMPANIES INC.

Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware

The Estée Lauder Companies Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES as follows:

1. On June 30, 1995, the Corporation authorized 3,600,000 shares of $6.50 Cumulative Redeemable Preferred Stock ("Redeemable Preferred Stock") by filing the Certificate of Amendment of Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.  All 3,600,000 shares of Redeemable Preferred Stock were issued.

2. All 3,600,000 shares of Redeemable Preferred Stock have been redeemed or repurchased by the Corporation, and the Board of Directors of the Corporation has adopted resolutions retiring all of the shares of the Redeemable Preferred Stock so redeemed or repurchased.

3. The terms of the Redeemable Preferred Stock prohibit their reissuance as such by providing that shares of Redeemable Preferred Stock that have been redeemed, repurchased or otherwise retired by the Corporation, shall thereupon be retired and canceled and may not be reissued as shares of Redeemable Preferred Stock.

4. Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the filing of this Certificate of Retirement, the Restated Certificate of Incorporation of the Corporation shall be amended so as to eliminate therefrom all reference to the Redeemable Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 17th day of July, 2012.

THE ESTÉE LAUDER COMPANIES INC.

By:	/s/Spencer G. Smul
	Name:	Spencer G. Smul
	Office:	Senior Vice President, Deputy General Counsel and Secretary